Exhibit (n)(2)
Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 6, 2022, relating to the consolidated financial statements and the effectiveness of Prospect Capital Corporation’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2022.

We also consent to the reference to us under the caption “Independent Accounting Firms” in the Prospectus.

BDO USA, LLP
New York, New York
February 10, 2023